UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2011

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2011, Seattle Genetics, Inc. (the “Company”) announced that Eric L. Dobmeier, the Company’s current Chief Business Officer, was appointed as Chief Operating Officer effective as of June 15, 2011. In such capacity, Mr. Dobmeier will serve as the Company’s principal operating officer.

Mr. Dobmeier joined the Company in 2002 and has served as the Company’s Chief Business Officer since May 2007 and as its Corporate Secretary since March 2002. Previously, he served in positions of increasing responsibility, most recently as its Senior Vice President, Corporate Development from February 2005 to May 2007 and General Counsel from March 2002 to September 2006. Prior to joining the Company, Mr. Dobmeier was with the law firms of Venture Law Group and Heller Ehrman White & McAuliffe.

A description of Mr. Dobmeier’s current compensatory arrangements is included in the Company’s definitive proxy statement for its 2011 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 8, 2011. As a result of his promotion, Mr. Dobmeier is eligible for a salary increase and an equity grant to be determined in accordance with the Company’s customary promotion practices for its employees. The Company also previously entered into an agreement with Mr. Dobmeier in his capacity as an officer of the Company for the indemnification of and advancement of expenses to Mr. Dobmeier to the fullest extent permitted by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: June 17, 2011	By:	/s/ Clay B. Siegall

Clay B. Siegall President and Chief Executive Officer